Exhibit 10.56

December 16, 2008

Daniel Finnegan

c/o priceline.com Incorporated

800 Connecticut Avenue

Norwalk, CT 06854

Dear Dan:

This letter serves to amend the letter agreement between you and priceline.com Incorporated (the “Company”), dated October 19, 2005 (the “Severance Agreement”), to account for the effect of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A of the Code”) on the Severance Agreement.  Capitalized terms that are used herein shall have the same meaning as those terms used in the Severance Agreement.

First, in the event you terminate your employment with the Company for Good Reason or your employment is terminated by the Company without Cause, the Severance Agreement shall be modified to provide that any severance amount payable to you under clause (A) in the second paragraph of the Severance Agreement shall be paid in equal installments over a period of twelve (12) months after the termination of your employment in accordance with the Company’s regular payroll practices.

Second, in the event you terminate your employment with the Company for Good Reason or your employment is terminated by the Company without Cause, the Severance Agreement shall be modified to provide that any bonus amounts payable to you under clause (E) in the second paragraph of the Severance Agreement shall be paid in a lump sum when bonuses for the applicable period are paid to the Company’s other executives, but, in any event, in the fiscal year following the fiscal year in which the applicable bonus is earned.

Third, notwithstanding anything in the Severance Agreement to the contrary, if you are a “specified employee” (within the meaning of Section 409A of the Code) and any payment made pursuant to the Severance Agreement is considered to be a “deferral of compensation” (as such phrase is defined for purposes of Section 409A of the Code) that is payable upon your “separation from service” (within the meaning of Section 409A of the Code), then the payment date for such payment shall be the date that is the first day of the seventh month after the date of your “separation from service” with the Company (determined in accordance with Section 409A of the Code).  In addition, if the event triggering your right to benefits or payments under the Severance Agreement is your termination of employment, but such termination of employment does not constitute a “separation from service” with the Company within the meaning of Section 409A of the Code, then the benefits or payments under your Severance Agreement payable by reason of such termination of employment that are considered to be a “deferral of compensation” under Section 409A of the Code shall not be paid upon such termination of employment, but instead, shall remain an obligation of the Company to you and shall be paid or provided to you upon the first to occur of the following events: (i) your “separation from service” (within the meaning of Section 409A of the Code) (any amount payable upon such “separation from service” being subject to the first sentence of this of this paragraph); (ii) your disability (within the meaning of Section 409A of the Code); (iii) a “change of control” of the Company (within the meaning of Section 409A of the Code); or (iv) your death.

Fourth, the Severance Agreement is amended to provide that each payment and the provision of each benefit under the Severance Agreement shall be considered a separate payment and not one of a series of payments for purposes of Section 409A of the Code.

To the extent applicable, it is intended that this letter and the Severance Agreement comply with the provisions of Section 409A of the Code so that the income inclusion provisions of Section 409A(a)(1) do not apply to you.  This letter and the Severance Agreement shall be administered in a manner consistent with this intent.  References to Section 409A of the Code also include any regulations, or any other formal guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

This letter shall be governed by and construed in accordance with the laws of the State of Delaware without reference to principles of conflict of laws.  Furthermore, the Company may, without your consent, assign its rights and obligations under this letter and the Severance Agreement, and the terms of this letter and the Severance Agreement shall be fully enforceable by any such assignee.

Except as otherwise provided herein, the Severance Agreement shall continue in full force and effect in accordance with its terms.

Warm regards,	Acknowledged and Agreed:

/s/ Jeffery H. Boyd	/s/ Daniel Finnegan

Jeffery H. Boyd	Daniel Finnegan